Exhibit 99.1

Contact:	Adriel Lares
Vice President of Finance and
Chief Financial Officer
(510) 413-5999

3PAR Reports Financial Results for Fourth Quarter and Full Year of Fiscal 2009

Fremont, CA – May 5, 2009 – 3PAR® Inc. (NYSE: PAR), the leading global provider of utility storage, today reported results for the fourth quarter of fiscal year 2009, which ended March 31, 2009. Revenue for the fourth quarter was $48.5 million, an increase of 37% compared to revenue of $35.5 million for the same period a year ago, and an increase of 1% compared to $48.2 million in the prior quarter, which ended December 31, 2008.

For the fourth quarter of fiscal 2009, GAAP net loss was $907,000, or ($0.01) per share compared to GAAP net loss of $1.2 million, or ($0.02) per share for the same period in the prior year. Non-GAAP net income, which excludes the impact of stock-based compensation expense, for the fourth quarter of fiscal 2009 was $906,000, or $0.01 per share, compared to $60,000, or $0.00 per share, for the same period in the prior year.

Revenue for the fiscal year ended March 31, 2009 was $184.7 million, an increase of 57% from $118.0 million reported in the prior year. GAAP net loss for the full fiscal year 2009 was $959,000, or $(0.02) per share, compared to a net loss of $10.1 million, or ($0.30) per share in 2008. Non-GAAP net income for the full fiscal year 2009 was $5.7 million, or $0.09 per share, compared to a non-GAAP net loss of $6.5 million, or ($0.19) per share in fiscal 2008.

“We believe the strong revenue growth we reported for fiscal 2009 reflects not only the ongoing financial discipline of the company, but also the unique value that 3PAR Utility Storage platform brings to the market as a capacity- and energy-efficient means of addressing the need for both CAPEX and OPEX reduction in today’s datacenters,” said David Scott, Chief Executive Officer. “Our highly virtualized storage arrays enable organizations to build virtual datacenters, making it possible to deliver enterprise IT as a utility service and to deploy cloud computing service delivery models. Both of these approaches align with the need of organizations to reduce costs due to financial pressures resulting from the global economic downturn. 3PAR customers have used our highly efficient, high-performance platform to reduce their total cost of data by up to 50%.”

Additional Fourth Quarter Fiscal 2009 Financial Information

3PAR reports operating income (loss), net income (loss), and earnings (loss) per share (EPS) on a GAAP and on a non-GAAP basis, which excludes the impact of stock-based compensation expense. The non-GAAP measures are described in greater detail below and are reconciled to the corresponding GAAP measures in the accompanying financial tables.

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GAAP operating loss for the fourth quarter of fiscal 2009 was $1.2 million, or 2% of revenue. This compares to GAAP operating income of $507,000 in the third quarter of fiscal 2009, or 1% of revenue. Non-GAAP operating income in the fourth quarter of fiscal 2009 was $609,000, or 1% of revenue, compared to $2.4 million, or 5% of revenue, in the third quarter of fiscal 2009. GAAP net loss for the fourth quarter of fiscal 2009 was $907,000 compared to a GAAP income of $461,000 in the third quarter of fiscal 2009. Non-GAAP net income in the fourth quarter of fiscal 2009 was $906,000, compared to $2.3 million in the third quarter of fiscal 2009.

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GAAP EPS for the fourth quarter of fiscal 2009 was ($0.01) on 60.9 million shares outstanding, compared to $0.01 in the third quarter of fiscal 2009 on 63.1 million diluted shares outstanding. Non-GAAP EPS in the fourth quarter of fiscal 2009 was $0.01 on 63.4 million diluted shares outstanding compared to $0.04 in the third quarter of fiscal 2009.

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Non-GAAP operating income, non-GAAP net income, and non-GAAP EPS are computed net of stock-based compensation. In the fourth and third quarters of fiscal 2009, the charges related to stock-based compensation were $1.8 million and $1.9 million, respectively.

Reconciliations of Non-GAAP measures to GAAP operating loss, net loss, and EPS are included at the end of this release.

Webcast and Conference Call Information

3PAR will host a conference call for analysts and investors to discuss its fiscal fourth quarter results today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time). To access the conference call by phone, please dial 866-730-5768, Passcode 10630402. International participants can dial 857-350-1592, Passcode 10630402. A live webcast of the conference call will also be accessible from the “Investors” section of 3PAR’s Website at www.3PAR.com. Following the webcast, an archived version will be available on the website for seven days. To hear the replay, parties in the United States and Canada should call 888-286-8010 and enter passcode 61901146. International parties can access the replay at 617-801-6888 and enter passcode 61901146.

About 3PAR

3PAR® (NYSE: PAR) is the leading global provider of utility storage, a category of highly virtualized, tightly clustered, and dynamically tiered storage arrays built for utility computing. Organizations use utility computing to build cost-effective virtualized IT infrastructures for flexible workload consolidation. 3PAR Utility Storage gives customers an alternative to traditional arrays by delivering resilient infrastructure with increased agility at a lower total cost to meet their rapidly changing business needs. As a pioneer of thin provisioning—a green technology developed to address storage underutilization and inefficiencies—3PAR offers products designed to minimize power consumption and promote environmental responsibility. With 3PAR, customers have reduced the costs of allocated storage capacity, administration, and SAN infrastructure while increasing adaptability and resiliency. 3PAR Utility Storage is built to meet the demands of open systems consolidation, integrated data lifecycle management, and performance-intensive applications. For more information, visit the 3PAR Website at: www.3PAR.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning 3PAR’s future financial performance, 3PAR’s ability to maintain and control costs, the effectiveness of our business strategies, market share opportunities and reception of our value proposition as well as demand for and adoption of our storage solution in our customer markets. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, to be materially different from any future results expressed or implied by the forward-looking statements. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks and uncertainties, including the potential for slower than expected growth of the utility storage market or in customer adoption of 3PAR’s storage solutions, particularly in light of substantial uncertainty about macroeconomic trends in the United States and globally and their potential impact on information technology spending; the impact of competitive conditions; and those additional risks and uncertainties included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in 3PAR’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2008, which is on file with the SEC and is available on 3PAR’s investor relations website at ir.3PAR.com and on the SEC website at www.sec.gov. Additional information will also be contained in the Annual Report on Form 10-K for the year ended March 31, 2009 that will be filed with the SEC in June 2009.

Non-GAAP Financial Measures

In addition to disclosing financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP), this press release and the accompanying tables contain the following non-GAAP financial measures: non-GAAP operating income (loss), non-GAAP net income (loss) and non-GAAP earnings (loss) per share (EPS). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Non-GAAP operating income (loss), net income (loss) and EPS. 3PAR defines non-GAAP operating income (loss) and net income (loss) as operating income (loss) and net income (loss) plus stock-based compensation expenses. 3PAR defines non-GAAP EPS as non-GAAP net income (loss) divided by the weighted average basic and diluted shares outstanding. 3PAR’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding 3PAR’s performance by excluding non-cash stock-based compensation expenses. Because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under FAS 123R, 3PAR’s management believes that providing these non-GAAP financial measures allows investors to compare these results with those of other companies, as well as providing management with an important tool for financial and operational decision making and for evaluating 3PAR’s operating results (excluding the impact of these non-cash charges) over different periods of time.

There are a number of limitations related to the use of non-GAAP operating income (loss), net income (loss) and EPS versus operating income (loss), net income (loss) and EPS calculated in accordance with GAAP. First, these non-GAAP financial measures exclude stock-based compensation expenses that are recurring. Stock-based expenses have been and will continue to be for the foreseeable future a significant recurring expense in 3PAR’s business. Second, stock-

based awards are an important part of 3PAR’s employees’ compensation and impact their performance. Third, the components of the costs that 3PAR excludes in its calculation of non-GAAP net income (loss) may differ from the components that its peer companies exclude when they report their results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their most directly comparable financial measures calculated in accordance with GAAP. The accompanying tables have more details on these non-GAAP financial measures, including reconciliations between these financial measures and their most directly comparable GAAP equivalents.

A copy of this press release can be found on the “Investors” page of 3PAR’s Website at www.3PAR.com.

3PAR Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$47,621	$97,585
Short-term investments	56,186	18,058
Accounts receivable, net	34,706	34,596
Inventory	26,650	18,057
Deferred cost	2,887	4,273
Prepaid and other current assets	2,500	2,077

Total current assets	170,550	174,646
Property and equipment, net	22,079	14,781
Deferred cost, non-current	—	251
Other non-current assets	190	156

Total assets	$192,819	$189,834

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$—	$4,000
Accounts payable	9,303	12,527
Accrued liabilities	18,723	16,671
Deferred revenue	25,707	26,051
Accrued warranty	3,999	3,371
Current portion of notes payable	—	883

Total current liabilities	57,732	63,503
Accrued warranty, non-current	3,031	2,813
Deferred revenue, non-current	6,303	5,945
Other long-term liabilities	1,224	1,173

Total liabilities	68,290	73,434
Stockholders’ equity	124,529	116,400

Total liabilities and stockholders’ equity	$192,819	$189,834

3PAR Inc.

Condensed Consolidated Statement of Operations

(On a GAAP basis)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Years Ended March 31,
	2009	2008	2009	2008
Revenue:
Product	$43,325	$32,824	$168,389	$111,683
Support	5,137	2,643	16,332	6,335

Total revenue	48,462	35,467	184,721	118,018
Cost of revenue:
Product	15,331	11,802	59,601	39,439
Support	1,614	746	5,165	1,545

Total cost of revenue (1)	16,945	12,548	64,766	40,984

Gross profit	31,517	22,919	119,955	77,034
Operating expenses:
Research and development (1)	12,644	9,035	46,345	34,071
Sales and marketing (1)	15,744	13,128	60,314	45,283
General and administrative (1)	4,333	3,126	15,318	9,676

Total operating expenses	32,721	25,289	121,977	89,030

Loss from operations	(1,204)	(2,370)	(2,022)	(11,996)
Interest and other income, net	355	1,250	1,280	2,058

Loss before provision for income taxes	(849)	(1,120)	(742)	(9,938)
Income tax provision	(58)	(52)	(217)	(158)

Net loss	$(907)	$(1,172)	$(959)	$(10,096)

Net loss per common share, basic and diluted	($0.01)	($0.02)	($0.02)	($0.30)

Shares used to compute net loss per common share basic and diluted	60,894	60,048	60,627	34,141

(1) Includes stock-based compensation as follows:
Cost of revenues	$78	$49	$267	$188
Research and development	599	438	2,173	1,262
Sales and marketing	742	497	2,850	1,397
General and administrative	394	248	1,384	777

3PAR Inc.

Condensed Consolidated Statement of Operations

(GAAP to non-GAAP reconciliation)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,		Years Ended March 31,
	2009	2008	2009	2008
GAAP operating loss	$(1,204)	$(2,370)	$(2,022)	$(11,996)
Plus:
Stock-based compensation	1,813	1,232	6,674	3,624

Non-GAAP operating income (loss)	$609	$(1,138)	$4,652	$(8,372)

GAAP net loss	$(907)	$(1,172)	$(959)	$(10,096)
Plus:
Stock-based compensation	1,813	1,232	6,674	3,624

Non-GAAP net income (loss)	$906	$60	$5,715	$(6,472)

GAAP net loss per common share	($0.01)	($0.02)	($0.02)	($0.30)
Plus:
Stock-based compensation	$0.03	$0.02	$0.11	$0.11

Non-GAAP net income (loss) per common share, basic	$0.02	$0.00	$0.09	($0.19)

Non-GAAP net income (loss) per common share, diluted	$0.01	$0.00	$0.09	($0.19)

Shares used in computing basic non-GAAP net income (loss) per common share	60,894	60,048	60,627	34,141

Shares used in computing diluted non-GAAP net income (loss) per common share	63,371	63,308	63,522	34,141